UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 7, 2023
AFC GAMMA, INC.
(Exact name of Registrant as Specified in Its Charter)

Maryland	001-39995	85-1807125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
525 Okeechobee Blvd., Suite 1650
West Palm Beach, FL, 33401
(Address of principal executive offices, including zip code)
561-510-2390
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AFCG	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02    Results of Operations and Financial Condition.
On March 7, 2023, AFC Gamma, Inc. (the "Company") issued a press release announcing its financial and operational results for the fourth quarter and year ended December 31, 2022. A copy of the press release is furnished as Exhibit 99.1 hereto.
The information contained in Item 2.02 of this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 7, 2023, the Company announced the appointment of Robyn Tannenbaum as President of the Company. Prior to her appointment, from July 2020 to March 2023, Mrs. Tannenbaum, age 37, most recently served as the Company’s Managing Director, Head of Originations and Investor Relations. Prior to joining the Company, Mrs. Tannenbaum formerly served as Head of Investor Relations at Fifth Street Asset Management Inc. ("Fifth Street") from March 2014 to October 2017 and as a Vice President in Healthcare mergers and acquisitions at CIT Group Inc. Subsequent to her time at Fifth Street, from October 2017 through July 2020, she founded and worked at REC Investor Relations, a boutique investor relations and marketing consulting firm advising healthcare and financial services companies. Mrs. Tannenbaum graduated summa cum laude with a B.S. in Finance, with a concentration in Marketing and a Public Relations minor from Lehigh University. There was no increase in Mrs. Tannenbaum's annual base salary, bonuses or awards in connection with the appointment to President.
Mr. Leonard Tannenbaum, the Company’s Chairman and Chief Executive Officer, and Mrs. Tannenbaum, are husband and wife. Other than between Mr. Tannenbaum and Mrs. Tannenbaum, there are no family relationships between or among any of our executive officers or directors.
Pursuant to Item 404(a) of Regulation S-K under the Exchange Act, the Company has engaged in the following transactions with Mrs. Tannenbaum or Mr. Tannenbaum, her husband.

Management Agreement

Pursuant to the management agreement (as amended from time-to-time, the “Management Agreement”), between the Company and AFC Management, LLC (the “Manager”), which is an entity that is over 70% and 10% beneficially owned by Mr. Tannenbaum and Mrs. Tannenbaum, respectively, the Manager manages our loans and our day-to-day operations, subject at all times to the further terms and conditions set forth in the Management Agreement and such further limitations or parameters as may be imposed from time to time by the Company’s Board of Directors. The Manager receives base management fees that are calculated and payable quarterly in arrears in cash. In addition to the base management fees, the Manager receives incentive compensation with respect to each fiscal quarter (or portion thereof that the Management Agreement is in effect) based upon our achievement of targeted levels of Core Earnings (as defined in the Management Agreement), pursuant to the terms provided in the Management Agreement. To the extent earned by the Manager, the incentive compensation is payable to the Manager quarterly in arrears in cash. The Company pays all of its costs and expenses and reimburses the Manager or its affiliates for expenses of the Manager and its affiliates paid or incurred on our behalf, excepting only those expenses that are specifically the responsibility of the Manager pursuant to the Management Agreement.

For the year ended December 31, 2022, the Company incurred fees payable to the Manager for a base management fee of approximately $3.4 million, which was net of a base management fee rebate of approximately $1.8 million. The incentive compensation fee payable to the Manager for the year ended December 31, 2022 was approximately $12.3 million.

AFC Agent

From time to time, AFC Agent, an entity wholly-owned by Mr. and Mrs. Tannenbaum, serves as the administrative agent to all respective lenders under certain of the Company's credit facilities. The Company does not pay any consideration to AFC Agent for its services as administrative agent under such credit facilities.

Investments in Loans

From time to time, the Company may co-invest in loans with other investment vehicles managed by its management, including Mr. Tannenbaum and Mrs. Tannenbaum, or its affiliates, including the Manager, and their borrowers, including by means of splitting commitments, participating in loans or other means of syndicating loans. The Company is not obligated to provide, nor has it provided, any financial support to the other managed investment vehicles. As of December 31, 2022, there were four co-invested loans held by the Company and its affiliates.

Subsidiary of Private Company G Transactions

In February 2021, in connection with the Subsidiary of Private Company G credit facility, the Company entered into a syndication letter agreement with the Manager to allocate certain of the loans under the Subsidiary of Private Company G credit facility to the Manager to fund or further allocate or syndicate. Additionally, the Company entered into an additional syndication letter agreement relating to the credit facility with the Manager and AFC Investments, LLC an affiliate of the Company that is beneficially owned by Mr. Tannenbaum and Mrs. Tannenbaum. Pursuant to such additional syndication letter agreement, each party agreed that the Company and AFC Investments would severally and not jointly lend certain amounts under the Subsidiary of Private Company G credit facility.

As of December 31, 2022, the Company holds $73.5 million in commitments, of which the Company funded approximately $71.1 million in total principal amount. As of December 31, 2022, the interest rate was U.S. prime rate plus 10.3%, subject to a U.S. prime rate floor of 4.5%, per annum. The aggregate amount of cash interest and PIK interest earned by the Company for the year ended December 31, 2022 was approximately $7.7 million and $1.5 million, respectively. The maturity date of the Subsidiary of Private Company G credit facility is May 1, 2026.

Private Company A Credit Agreement

In July 2020, the Company acquired an interest in a credit agreement with Private Company A. In July 2021, Flower Loan Holdco, LLC, an affiliated entity in which Mr. and Mrs. Tannenbaum are the ultimate beneficial owners, purchased a third-party lender’s interest in such lender’s portion of the loan to Private Company A under such credit facility, and the Company had a 30-day option to purchase such interest from Flower Loan Holdco, LLC. In September 2021, the Company entered into an assignment with the Manager pursuant to which the Manager assigned to the Company its commitment to make loans to Private Company A, which such commitment was funded in September 2021. The Company purchased the loan commitments from the Manager at accreted cost plus accrued PIK interest, and did not pay any fees or premium to the Manager for the acquisition of its loan commitments under the credit agreement with Private Company A. As of December 31, 2022, the Company holds approximately $84.9 million in commitments under the Private Company A credit facility. The loans under the Private Company A credit facility across the tranches of loans with respect to the Company’s allocation bear interest at (i) a blended fixed interest rate of 12.4% per annum, payable in cash, and (ii) a blended PIK interest rate of 3.5% per annum, payable in kind. The aggregate amount of cash interest and PIK interest earned for the year ended December 31, 2022, was approximately $10.2 million and $3.9 million, respectively. The maturity date of the Private Company A credit facility is May 8, 2024.

Private Company I Credit Agreement

In July 2021, the Company entered into a credit agreement with Private Company I pursuant to which the Company and a predecessor entity to AFC Institutional Fund LLC ("AFCIF"), an affiliated entity that is beneficially owned in part by Mr. and Mrs. Tannenbaum, provided a senior secured loan facility (the “Private Company I Credit Facility”). On April 1, 2022, the Company's commitment under the Private Company I Credit Facility was transferred to AFCG TRS1, LLC, a wholly-owned subsidiary of the Company.

As of December 31, 2022, the Company's principal amount outstanding under the Private Company I Credit Facility was approximately $10.9 million. The Private Company I Credit Facility bears interest at per annum rates of (i) 12.0% plus LIBOR, payable in cash, and (ii) 4.5%, payable in kind. The aggregate amount of cash interest and PIK interest earned by the Company for the year ended December 31, 2022 was approximately $1.2 million and $0.8 million, respectively. The maturity date of the Private Company I Credit Facility is August 1, 2026.

Subsidiary of Public Company H Credit Agreement

In December 2021, the Company entered into a credit agreement with Subsidiary of Public Company H. A predecessor entity to AFCIF committed $10.0 million. AFCIF is affiliated entity that is beneficially owned in part by Mr. and Mrs. Tannenbaum.

As of December 31, 2022, the aggregate principal amount outstanding under the Subsidiary of Public Company H credit agreement was $75.0 million. As of December 31, 2022, the interest rate was U.S. prime rate plus 5.8%, subject to a U.S. prime rate floor of 5.5%. The aggregate amount of cash interest earned by the Company for the year ended December 31, 2022 was approximately $6.7 million. The maturity date of the Subsidiary of Public Company H credit agreement is January 1, 2026.

Item 9.01    Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description

99.1	Press Release issued by AFC Gamma, Inc. on March 7, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFC GAMMA, INC.

	By:	/s/ Brett Kaufman
Brett Kaufman
Chief Financial Officer and Treasurer
Date: March 7, 2023